Exhibit 10.3

SECOND AMENDMENT TO LICENSE AGREEMENT

THIS SECOND AMENDMENT TO LICENSE AGREEMENT (“Amendment”) is made and entered into as of this June 30, 2020, by and between BIOLARGO, INC., a Delaware corporation, and its wholly owned subsidiary BioLargo Life Technologies, Inc., a California corporation (collectively, “Licensor”), and CLYRA MEDICAL TECHNOLOGIES, INC., a California corporation (“Licensee”), with respect to the following:

r e c i t a l s :

A.     Licensor and Licensee are parties to that certain License Agreement dated December 17, 2012 (“License Agreement”), as amended on December 30, 2015 (“First Amendment”), which grants Licensee certain rights to Licensor’s technologies in the field of human Wound Care.

B.     The License Agreement requires Licensee pay Licensor an Initial License Fee of $6,979,039 pursuant to the terms of a Promissory Note dated December 17, 2012.

C.     Licensor and Licensee desire that Licensee satisfy its obligations under the note through the issuance of shares of Licensee’s common stock at a per-share price equal to the current securities offering of $310.

D.     Licensee has developed a product called Clyraguard, a derivative of the licensed technologies, that it believes could fulfill a pivotal role in the COVID-19 pandemic, and desires to manufacture, market and sell that product;

E.     The definition of Field of Use in the License Agreement specifically does not include over-the-counter products available without a prescription, and Licensor and Licensee desire to expand the scope of License to allow for over-the-counter sales of Clyraguard;

F.     The License Agreement contemplates thirteen expanded Fields of Use, include “oral/dental/periodontics: mouthwash and rinse, hydration for patients”, and Licensee has developed such a product (OraClyr), and therefore desires to further expand the License to include such product;

G.     Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the License Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend, modify and supplement the License Agreement as follows:

1.     Payment of Initial License Fee. Section 3(a) of the License Agreement provides for the payment by Licensee to Licensor of an Initial License Fee of $6,979,039, payable upon the occurrence of certain trigger events, which, as modified by the First Amendment, have not yet occurred. In full satisfaction of its obligations to pay the Initial License Fee, Licensee shall issue Licensor 22,513.03 shares of Licensee’s common stock, paid at $310 per share. Licensor acknowledges receipt of same and the satisfaction of Licensee’s obligations to pay the Initial License Fee. The parties agree that the promissory note dated December 17, 2012, is hereby cancelled and of no further force and effect.

2.      Modification of Definition of Field of Use. License and Licensee hereby agree to amend and replace the definition of Field of Use in the License Agreement, Section 1(c), to the following (which shows additions in underlined italics, and deletions through strikethrough text:

  Field of Use means prescription-based and over-the-counter products in:

(i)	the commercial field of human “Wound Care” (“Wound Care” is defined below) in the medical, dental and ophthalmologic fields of prescription-based; and

(ii)	the commercial field of oral, dental, and periodontis, including mouthwash and rinse, and hydration for patients.

(iii)

“Field of Use” does NOT include products or processes intended for use on surfaces (e.g., disinfection of a hospital floor or other a hard surface) or other devices usable in a medical setting (e.g., disinfection of a metal instrument used to treat a patient). “Field of Use” does NOT include over-the-counter products available without a prescription.

3.       Modification of Definition of Wound Care. License and Licensee hereby agree to amend and replace the definition of Wound Care in the License Agreement, Section 1(k), to the following (which shows additions in underlined italics, and deletions through strikethrough text:

  Wound Care means articles, compositions, and methods for medical treatment to treat a condition comprising damage to a human patient, the condition including substantive traumatic or non-traumatic breach of the derma. Such medical treatment may include extended application of an article of manufacture (wraps, bandages, bandaids and appliqués) over the epidermis, or wipes or direct application of medication such as liquid, ointment, spray, cream or paste, including any chemistry used on or in a patient during surgery. As non-limiting examples of traumatic damage are cuts, scrapes, punctures, incisions and other intentional or accidental penetration damage through the epidermis. As non-limiting examples of non-traumatic damage are treatment, prophylaxis or prevention of sores, topical infections, insect bites, sub-epidermal infections, boils, and lesions (in the absence of a previous wound at the site). “Wound Care” includes surgical damage to tissues and organs during surgical or other medical procedures as well as from accidental damage to tissues and organs. Surgical and medical procedures, and traumatic events, also include care of the mouth, gums, eyes, optical system and all other organs and tissues. “Wound Care” does NOT include products intended for the treatment of animals.

4.       Modification of Definition of Licensed Processes. License and Licensee hereby agree to amend and replace the definition of Licensed Processes in the License Agreement, Section 1(d), to the following (which shows additions in underlined italics, and deletions through strikethrough text): “Licensed Processes means any method, process, modality, procedure, practice, or course of action within the Field of Use covered by a claim of Patent Rights, and/or that incorporates or includes know-how, trade secret, or proprietary information of Licensor.”

5.         Modification of Definition of Licensed Products. License and Licensee hereby agree to amend and replace the definition of Licensed Processes in the License Agreement, Section 1(e), to the following (which shows additions in underlined italics, and deletions through ~~strikethrough text~~): “Licensed Products means any means any article, kit, equipment, system, method, apparatus or unit within the Field of Use covered by a claim of Patent Rights and/or that incorporates or includes know-how, trade secret, or proprietary information of Licensor.”

6.         Assignment of Patent Applications. Licensee filed application number 63019922 with the U.S. Patent and Trademark Office on May 4, 2020, Pursuant to Section 6(a) of the License Agreement, Licensee agrees to cause the inventors listed on such application to assign the application to BioLargo Life Technologies, Inc.

7.         Sublicensing. License and Licensee hereby agree to amend and replace Section 2(e) titled Sublicensing, and Section 3(c) title Sublicensing Fees, with the following:

Licensee shall have the right, with the permission of Licensor, to grant non-exclusive or exclusive sublicenses of its rights under this Agreement to third parties during the term of this Agreement in the Field of Use or any subcategory of the Field of Use, subject to the payment of royalties pursuant to and terms consistent with this Agreement.

8.         Miscellaneous.

  a.     Effect of Amendment. Except to the extent the License Agreement is modified by this Amendment, the remaining terms and conditions of the License Agreement shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the License Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.

  b.     Entire Agreement. The License Agreement, together with this Amendment, embodies the entire understanding between the parties hereto with respect to its subject matter and can be changed only by an instrument in writing signed by the parties hereto.

  c.     Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

  d.     Governing Law. The parties hereto expressly agree that this Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the jurisdiction identified in the License Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to License Agreement as of the date set forth above.

Licensor Biolargo, Inc. BioLargo Life Technologies, Inc. /s/Dennis P. Calvert	Licensee Clyra Medical Technologies, Inc. /s/Steven V. Harrison
By: Dennis P. Calvert, President	By: Steven V. Harrison, President